Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Legato Merger Corp. II

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Shares of common stock, $0.0001 par value(1)	457(c) and 457(f)(1)(2)	44,137,931	$9.94	$438,731,034.14	0.0000927	$40,670.37
Total Offering Amounts							$40,670.37
Total Fees Previously Paid							--
Net Fee Due							$40,670.37

(1)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	In accordance with Rule 457(f)(1) and Rule 457(c), as applicable, based on $9.94, the average of the high and low prices of the registrant’s shares of common stock as reported on the Nasdaq Stock Market LLC on September 9, 2022.